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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ENGINEERS



                  Ryder Scott Company, L.P. (Ryder Scott) hereby consents to the reference to Ryder Scott as expert and to our reserve report entitled "Venus Exploration, Inc. Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests (S.E.C. Parameters) as of December 31, 2001", for disclosure to the Securities and Exchange Commission and to information depicted in the Venus Exploration, Inc., a Delaware corporation (the "Company") Annual Report on Form 10-K for the year ended December 31, 2001, that was derived from our reserve reports, and the incorporation of our report by reference to the Form 10-K in the Company's Registration Statement on Form S-8 (file no. 333-61193).






                                            RYDER SCOTT COMPANY, L.P.



Houston, Texas
March 27, 2002